Exhibit 99

Puerto Rico Contact: Juan C. Cruz, Oriental Financial Group (787) 771-6820

U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP REPORTS RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2007
Continued Strong Profit Growth on Year over Year and Sequential Quarter Basis
SAN JUAN, Puerto Rico, February 7, 2008 – Oriental Financial Group Inc. (NYSE: OFG) today announced results for the fourth quarter and year ended December 31, 2007.
For the fourth quarter, the Group reported income available to common shareholders of $14.2 million, or $0.59 per common share (basic and diluted), compared to a loss of $19.3 million, or ($0.78) per share (basic and diluted), in the corresponding year ago quarter.
•	Returns on assets (ROA) and common equity (ROE) for the fourth quarter were 1.04% and 20.08%, respectively, a significant improvement from 0.59% and 11.17%, respectively, in the preceding quarter.

•	Net interest margin for the fourth quarter increased to 1.61%, up 89 basis points from the corresponding year-ago period and 15 basis points from the preceding quarter. This is the fourth consecutive quarter in which net interest margin has grown.

•	Book value per common share of $12.08 as of December 31, 2007, represents an increase of 9.5% from a year ago and 6.5% from the preceding quarter.
For the year, Oriental reported income available to common shareholders of $36.5 million, or $1.50 per common share (basic and diluted), compared to a loss of $9.9 million, or ($0.40) per share (basic and diluted), in 2006. ROA and ROE for 2007 were 0.76% and 13.52%, respectively, compared with negative returns of (0.11%) and (3.59%) for 2006, respectively.
Results for the fourth quarter of 2006 and year included $20.7 million, or $0.87 per share, in losses and write-offs, the majority of which related to the sale of lower yielding securities stemming from the repositioning of the available-for-sale securities portfolio that led to a sizeable increase in net interest income in 2007.

Commentary and Outlook
José Rafael Fernández, President and Chief Executive Officer, commented, “The favorable results achieved in the 2007 fourth quarter and year continue to reflect the success of strategies we have been pursuing.” These strategies included:
1.	The decision to adopt conservative lending policies starting several years ago in light of weakening economic conditions in Puerto Rico and, in our opinion, excessively aggressive interest rates and other terms being offered by other banks on commercial and mortgage loans.

2.	The repositioning of Oriental’s investment portfolio and related funding to improve margins, in line with what the Group correctly anticipated would be a more positively sloped yield curve.

3.	Growing Oriental’s franchise with the objective of integrating the delivery of banking and financial services to mid- and high-net worth clients, building recurring non-interest revenues, closely monitoring non-interest expenses, and strengthening the Group’s management team.
“Oriental remains very well positioned, and we expect to continue to benefit from these strategies in 2008,” Mr. Fernández said, specifically citing:
1.	Maintaining the current profile of the investment securities portfolio while remaining attentive to market opportunities that could further improve net interest margin.

2.	Continued success in the delivery of integrated financial services.

3.	Expanded distribution of Oriental’s mortgage banking capabilities through a recently announced exclusive relationship in Puerto Rico with Primerica, a wholly owned subsidiary of Citigroup; increased market penetration in the Western and Southern parts of the Island; the Group’s relationships with realtors; and its wholesale mortgage purchasing unit.

4.	Enhancements to Oriental’s commercial lending operation, including new cash management products and an exclusive relationship with The Sage Group plc, which markets point of sale solutions in Puerto Rico.

5.	Leveraging the Group’s highly efficient, state of the art technological infrastructure, based on world class providers Metavante Corporation (for banking services), Fidelity’s National Financial Services (for wealth management), and S1 Corporation (for customer internet access).
“With our strong capital structure, we also believe we will be able to take advantage of any good quality strategic growth opportunities that may arise,” Mr. Fernández added.

Analysis of Fourth Quarter 2007 Results of Operations
Interest income of $82.1 million increased 40.3% year over year and 9.6% quarter over quarter, primarily as a result of a higher overall yield and higher average balances of interest-earning assets. At the same time, total interest expense of $59.1 million increased only 19.9% year over year and 7.0% quarter over quarter, reflecting lower average borrowing rates, resulting in net interest income of $23.0 million, an increase of 148.6% year over year and 17.1% quarter over quarter.
Core non-interest revenue from banking and financial service sources totaled $7.7 million, approximately even with the year ago quarter, but up 14.5% from the preceding quarter. Key drivers were increased revenues from financial services and mortgage banking activities. Mortgage banking benefited from the Group’s ability to securitize and sell conforming loans in the secondary market on a more consistent basis.
Financial services’ recent performance reflects the Group’s success in expanding its business in corporate trust and retirement (including 401Ks and Caribbean Pension Consultants, the Group’s subsidiary that manages the administration of private pension plans and has an exclusive alliance with Transamerica); personal trust and retirement (including Keoghs and Individual Retirement Accounts); and wealth management and asset protection services for mid- and high-net worth customers. As a result, trust assets managed of almost $2.0 billion at December 31, 2007 represents an increase of 6.1% year over year and 1.8% quarter over quarter; and broker-dealer assets managed of $1.3 billion grew 12.0% year over year and 17.5% quarter over quarter.
Non-core non-interest income, mainly from the sale of securities and derivative activities, in the fourth quarter totaled $4.7 million compared to a loss of $16.9 million in the year ago quarter and a profit of $0.4 million in the preceding quarter.
Non-interest expenses totaled $17.0 million for the fourth quarter, 9.9% lower than the year ago quarter and 3.1% higher than the preceding quarter. Effective cost control has enabled the Group to restrain the growth of overhead costs.
December 31, 2007 Balance Sheet Analysis
Total interest earning assets of approximately $5.7 billion increased 37.2% from December 31, 2006 and 2.8% from September 30, 2007. The quarter over quarter increase reflects a 4.0%, or $177.5 million, increase in the investment securities portfolio, despite a slight 1.5%, or $18.0 million, decline in the loan portfolio. These changes are in line with management’s strategy of supplementing the generally lower level of loan originations with the purchase of high-quality investments with a favorable spread. The Group primarily invests in U.S. and Puerto Rico government agency debt obligations to emphasize safety and liquidity.

Additional funding for the new investments was provided through repurchase agreements, which also enabled the Group to continue to reduce its balance of higher cost wholesale certificates of deposit to less than $190 million as of December 31, 2007, down 26.1% year over year and down 20.2% quarter over quarter. At the same time, retail deposits increased to more than $1.0 billion as of December 31, 2007, up 8.2% year over year and up 2.4% quarter over quarter.
Residential mortgage and commercial loan production, while down year over year due to the current slowdown of the Puerto Rico economy, was up quarter over quarter. Mortgage production grew 38.1% to $35.2 million quarter over quarter, while commercial production rose more than three-fold, to $21.8 million, reflecting Oriental’s increased effectiveness in the market.
Credit Quality
Net credit losses in the fourth quarter remained relatively low at $1.4 million, or 0.47% of average loans outstanding, and $4.4 million, or 0.37%, for the year. At December 31, 2007, non-performing loans were $66.1 million (5.56% of total loans), compared to $61.5 million (5.10% of total loans) at September 30, 2007 and $38.3 million (3.14% of total loans) at December 31, 2006. The current level reflects an increase of $4.2 million quarter over quarter in non-performing residential mortgage loans, attributable to local economic conditions. As a result, in the fourth quarter the Group increased its provision for loan losses to $2.5 million (180.1% of net credit losses), compared to $1.6 million in the preceding quarter (162.9% of net credit losses), and $1.5 million in the fourth quarter of 2006 (133.8% of net credit losses).
“As previously reported, in early July we regained control of all the servicing for our outstanding mortgage loans and subcontracted it out to a leading third party servicer,” said Mr. Fernández. “This has enabled us to better monitor performance and implement aggressive loss mitigation measures which, we believe, will help stabilize our level of non-performing residential mortgage loans in the near future. Ultimately, we do not expect the increase in non-performing residential mortgage loans to translate into significantly higher losses as these loans are generally well collateralized with adequate loan-to-value ratios.”
The Group follows a conservative residential mortgage lending policy, with more than 90% of its residential mortgage portfolio consisting of fixed-rate, fully amortizing, fully documented loans that do not have the level of risk associated with subprime loans offered by certain major US mortgage loan originators. Furthermore, Oriental has never been active in negative amortization loans or adjustable rate mortgage loans, including those with teaser rates, and does not originate construction and development loans.

Capital
Stockholders’ equity amounted to $359.5 million at December 31, 2007, an increase of 5.2% compared to $341.8 million at September 30, 2007. The Group maintains capital ratios comfortably in excess of the regulatory requirements. At December 31, 2007, the Leverage Capital Ratio was 6.76% (1.7 times the minimum of 4.00%), Tier I Risk-Based Capital Ratio was 18.77% (4.7 times the minimum of 4.00%), and Total Risk-Based Capital Ratio was 19.25% (2.4 times the minimum of 8.00%).
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 44th year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
# # #

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE: OFG)

	QUARTER ENDED				YEAR ENDED
Summary of Operations (Dollars in thousands, except per share data):	31-Dec-07	31-Dec-06%		30-Sep-07	31-Dec-07	31-Dec-06%
Interest Income:
Loans	$19,940	$21,431	-7.0%	$21,699	$85,802	$76,815	11.7%
Investment securities	62,198	37,129	67.5%	53,227	203,562	155,496	30.9%

Total interest income	82,138	58,560	40.3%	74,926	289,364	232,311	24.6%

Interest Expense:
Deposits	13,385	13,126	2.0%	13,561	52,794	46,701	13.0%
Securities sold under agreements to repurchase	40,950	32,189	27.2%	37,405	147,690	125,714	17.5%
Other borrowed funds	4,800	3,992	20.2%	4,310	15,150	15,770	-3.9%

Total interest expense	59,135	49,307	19.9%	55,276	215,634	188,185	14.6%

Net interest income	23,003	9,253	148.6%	19,650	73,730	44,126	67.1%
Provision for loan losses	2,486	1,470	69.1%	1,614	6,550	4,388	49.3%

Net interest income after provision for loan losses	20,517	7,783	163.6%	18,036	67,180	39,738	69.1%

Non-Interest Income:
Financial service revenues	4,666	4,725	-1.2%	3,737	17,295	16,029	7.9%
Banking service revenues	1,861	2,294	-18.9%	1,862	7,862	9,006	-12.7%
Investment banking revenues	13	(452)	102.9%	113	126	2,701	-95.3%
Mortgage banking activities	1,160	1,178	-1.5%	1,010	2,401	3,368	-28.7%

Total banking and financial service revenues	7,700	7,745	-0.6%	6,722	27,684	31,104	-11.0%
Net gain (loss) on sale of securities	2,617	(20,106)	113.0%	836	3,822	(17,609)	121.7%
Net gain on derivatives	2,459	3,931	-37.4%	154	10,997	3,218	241.7%
Income (loss) from other investments	0	0	—	(541)	236	828	-71.5%
Other	(334)	(691)	51.7%	(37)	(237)	(303)	21.8%

Total non-interest income (loss)	12,442	(9,121)	236.4%	7,134	42,502	17,238	146.6%

Non-Interest Expenses:
Compensation and employees’ benefits	7,154	6,588	8.6%	7,561	28,376	24,630	15.2%
Occupancy and equipment	3,243	3,024	7.2%	3,045	12,624	11,573	9.1%
Professional and service fees	1,845	1,792	3.0%	1,543	7,161	6,821	5.0%
Advertising and business promotion	1,492	1,502	-0.7%	1,069	4,472	4,466	0.1%
Directors and investor relations expenses	495	1,729	-71.4%	308	2,103	2,323	-9.5%
Loan servicing expenses	328	527	-37.8%	349	1,740	2,017	-13.7%
Taxes, other than payroll and income taxes	608	792	-23.2%	607	2,151	2,405	-10.6%
Electronic banking charges	479	463	3.5%	431	1,826	1,914	-4.6%
Clearing and wrap fees expenses	74	283	-73.9%	321	1,070	1,383	-22.6%
Communication	301	337	-10.7%	354	1,302	1,598	-18.5%
Insurance	210	209	0.5%	210	848	861	-1.5%
Printing, postage, stationery and supplies	274	192	42.7%	177	842	995	-15.4%
Other	529	1,463	-63.9%	547	2,344	2,727	-14.1%

Total non-interest expenses	17,032	18,901	-9.9%	16,522	66,859	63,713	4.9%

Income (loss) before income taxes	15,927	(20,239)	178.7%	8,648	42,823	(6,737)	735.6%
Income tax expense (benefit)	551	(2,187)	125.2%	196	1,558	(1,631)	195.5%

Net income (loss)	15,376	(18,052)	185.2%	8,452	41,265	(5,106)	908.2%
Less: Dividends on preferred stock	(1,201)	(1,201)	0.0%	(1,200)	(4,802)	(4,802)	—

Income available (loss) to common shareholders	$14,175	$(19,253)	173.6%	$7,252	$36,463	$(9,908)	468.0%

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE: OFG)

	QUARTER ENDED				YEAR ENDED
(Dollars in thousands, except per share data):	31-Dec-07	31-Dec-06%		30-Sep-07	31-Dec-07	31-Dec-06%
EARNINGS (LOSS) PER SHARE
Basic	$0.59	$(0.78)	175.6%	$0.30	$1.50	$(0.40)	475.0%

Diluted	$0.59	$(0.78)	175.6%	$0.30	$1.50	$(0.40)	475.0%

COMMON STOCK DATA
Average common shares outstanding	24,120	24,455	-1.4%	24,230	24,326	24,562	-1.0%
Average potential common shares-options	34	82	-58.5%	22	41	101	-59.4%

Total average shares outstanding and equivalents	24,154	24,537	-1.6%	24,252	24,367	24,663	-1.2%

Common shares outstanding at end of period				24,119	24,121	24,453	-1.4%

Book value per common share				$11.35	$12.08	$11.04	9.5%

Cash dividends per share of common stock	$0.14	$0.14	—	$0.14	$0.56	$0.56	—

Cash dividends declared on common shares	$3,377	$3,432	-1.6%	$3,377	$13,612	$13,753	-1.0%

Pay-out ratio	23.73%	-17.95%	232.2%	46.67%	37.33%	-140.00%	126.7%

SELECTED FINANCIAL DATA

PERFORMANCE RATIOS:
Return on average assets	1.04%	-1.62%	164.2%	0.59%	0.76%	-0.11%	790.9%

Return on average common equity	20.08%	-27.46%	173.2%	11.17%	13.52%	-3.59%	476.6%

Efficiency ratio	55.47%	122.44%	-54.7%	62.65%	65.93%	84.69%	-22.2%

TAX EQUIVALENT SPREAD
Interest-earning assets	5.74%	5.25%	9.3%	5.59%	5.91%	5.18%	14.1%
Tax equivalent adjustment	1.15%	1.24%	-7.3%	1.07%	1.30%	1.29%	0.8%

Interest-earning assets — tax equivalent	6.89%	6.49%	6.2%	6.66%	7.21%	6.47%	11.4%
Interest-bearing liabilities	4.42%	4.85%	-8.9%	4.40%	4.64%	4.48%	3.6%

Tax equivalent interest rate spread	2.47%	1.64%	50.6%	2.26%	2.57%	1.99%	29.1%

Tax equivalent interest rate margin	2.76%	1.96%	40.8%	2.53%	2.81%	2.27%	23.8%

NORMAL SPREAD
Investments	5.47%	4.54%	20.5%	5.19%	5.47%	4.54%	20.5%
Loans	6.74%	7.10%	-5.1%	6.92%	7.27%	7.28%	-0.1%

Interest-earning assets	5.74%	5.25%	9.3%	5.59%	5.91%	5.18%	14.1%

Deposits	4.77%	4.18%	14.1%	4.29%	4.34%	3.78%	14.8%
Borrowings	4.32%	5.15%	-16.1%	4.43%	4.75%	4.77%	-0.4%

Interest-bearing liabilities	4.42%	4.85%	-8.9%	4.40%	4.64%	4.48%	3.6%

Interest rate spread	1.32%	0.40%	230.0%	1.19%	1.27%	0.70%	81.4%

Interest rate margin	1.61%	0.72%	123.6%	1.46%	1.51%	0.98%	54.1%

AVERAGE BALANCES
Investments	$4,545,878	$3,150,855	44.3%	$4,104,277	$3,719,368	$3,425,738	8.6%
Loans	1,182,800	1,207,075	-2.0%	1,253,760	1,180,542	1,054,991	11.9%

Interest-earning assets	$5,728,678	$4,357,930	31.5%	$5,358,037	$4,899,910	$4,480,729	9.4%

Deposits	$1,121,800	$1,256,371	-10.7%	$1,264,282	$1,217,476	$1,233,947	-1.3%
Borrowings	4,232,917	2,812,384	50.5%	3,763,340	3,425,413	2,964,454	15.5%

Interest-bearing liabilities	$5,354,717	$4,068,755	31.6%	$5,027,622	$4,642,889	$4,198,401	10.6%

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE: OFG)

	AS OF
(Dollars in thousands)	31-Dec-07	31-Dec-06%		30-Sep-07
BALANCE SHEET
Cash and cash equivalents
Cash and due from banks	$22,858	$15,341	49.0%	$12,331
Money market investments	61,125	18,729	226.4%	57,554

Total Cash and cash equivalents	83,983	34,070	146.5%	69,885

Interest-earning assets:
Investments:
Short term investments	5,000	5,000	0.0%	5,000
Trading securities	1,122	243	361.7%	240
Investment securities available-for-sale, at fair value with amortized cost of $3,063,750 (September 30, 2007 - $2,832,329; December 31, 2006 -$984,060)	3,069,268	974,960	214.8%	2,829,171
Investment securities held-to-maturity, at amortized cost with fair value of $1,478,112 (September 30, 2007 - $1,526,876; December 31, 2006 - $1,931,720)	1,492,887	1,967,477	-24.1%	1,555,671
Other investments	1,675	30,949	-94.6%	1,613
Federal Home Loan Bank (FHLB) stock, at cost	20,658	13,607	51.8%	21,387

Total investments	4,590,610	2,992,236	53.4%	4,413,082

Loans:
Mortgage loans	989,486	935,432	5.8%	998,393
Commercial loans, mainly secured by real estate	157,198	241,702	-35.0%	159,477
Consumer loans	29,245	35,772	-18.2%	30,008

Loans receivable, gross	1,175,929	1,212,906	-3.0%	1,187,878
Less: Deferred loan fees, net	(2,875)	(3,123)	7.9%	(2,927)

Loans receivable	1,173,054	1,209,783	-3.0%	1,184,951
Allowance for loan losses	(10,161)	(8,016)	-26.8%	(9,055)

Loans receivable, net	1,162,893	1,201,767	-3.2%	1,175,896
Mortgage loans held for sale	16,672	10,603	57.2%	21,607

Total loans, net	1,179,565	1,212,370	-2.7%	1,197,503

Total interest-earning assets	5,770,175	4,204,606	37.2%	5,610,585

Securities and loans sold but not yet delivered	—	6,430	-100.0%	45,866
Accrued interest receivable	52,315	27,940	87.2%	33,162
Premises and equipment, net	21,779	20,153	8.1%	20,124
Deferred tax asset, net	10,362	14,150	-26.8%	14,136
Foreclosed real estate	4,207	4,864	-13.5%	4,349
Investment in equity indexed options	40,709	34,216	19.0%	36,738
Investment in limited partnership	—	11,913	-100.0%	—
Prepaid expenses	2,701	2,152	25.5%	3,214
Investment in Statutory Trusts	1,086	1,086	0.0%	1,086
Goodwill	2,006	2,006	0.0%	2,006
Servicing asset	2,526	1,507	67.6%	2,213
Accounts receivable and other assets	8,006	6,893	16.1%	13,825

Total assets	$5,999,855	$4,371,986	37.2%	$5,857,189

Interest-bearing liabilities:
Deposits:
Demand deposits	$119,152	$132,434	-10.0%	$110,172
Savings accounts	387,790	266,184	45.7%	338,128
Individual retirement accounts	317,744	322,873	-1.6%	314,851
Retail certificates of deposit	232,239	255,239	-9.0%	268,982

Total Retail Deposits	1,056,925	976,730	8.2%	1,032,133
Wholesale certificates of deposit	189,495	256,258	-26.1%	237,572

Total deposits	1,246,420	1,232,988	1.1%	1,269,705

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE: OFG)

	AS OF
(Dollars in thousands)	31-Dec-07	31-Dec-06%		30-Sep-07
Borrowings:
Federal funds purchased and other short term borrowings	27,460	13,568	102.4%	27,246
Securities sold under agreements to repurchase	3,861,411	2,535,923	52.3%	3,809,709
Advances from FHLB	331,898	182,489	81.9%	348,114
Subordinated capital notes	36,083	36,083	—	36,083
Term notes	—	15,000	-100.0%	—

Total borrowings	4,256,852	2,783,063	53.0%	4,221,152

Total interest-bearing liabilities	5,503,272	4,016,051	37.0%	5,490,857

Securities and loans purchased but not yet received	111,431	—	100.0%	—
Accrued expenses and other liabilities	25,691	19,509	31.7%	24,537

Total liabilities	5,640,394	4,035,560	39.8%	5,515,394

Preferred Equity	68,000	68,000	—	68,000

Common Equity:
Common stock	25,557	25,431	0.5%	25,556
Additional paid-in capital	210,073	209,033	0.5%	210,006
Legal surplus	40,573	36,245	11.9%	39,298
Retained earnings	45,296	26,772	69.2%	35,773
Treasury stock, at cost	(17,023)	(12,956)	-31.4%	(17,042)
Accumulated other comprehensive loss	(13,015)	(16,099)	19.2%	(19,796)

Total common equity	291,461	268,426	8.6%	273,795

Stockholders’ equity	359,461	336,426	6.8%	341,795

Total liabilities and stockholders’ equity	$5,999,855	$4,371,986	37.2%	$5,857,189

CAPITAL RATIOS
Leverage Capital Ratio	6.76%	8.42%	-19.7%	6.79%
Minimum Leverage Capital Ratio Required	4.00%	4.00%		4.00%
Actual Tier 1 Capital	$400,321	$372,558	7.5%	$385,661
Minimum Tier 1 Capital Required	$236,847	$176,987	33.8%	$227,342

Tier 1 Risk-Based Capital Ratio	18.77%	21.57%	-13.0%	17.77%
Minimum Tier 1 Risk-Based Capital Ratio Required	4.00%	4.00%		4.00%
Actual Tier 1 Risk-Based Capital	$400,321	$372,558	7.5%	$385,661
Minimum Tier 1 Risk-Based Capital Required	$85,292	$67,830	25.7%	$86,817

Total Risk-Based Capital Ratio	19.25%	22.04%	-12.7%	18.19%
Minimum Total Risk-Based Capital Ratio Required	8.00%	8.00%		8.00%
Actual Total Risk-Based Capital	$410,482	$380,574	7.9%	$394,716
Minimum Total Risk-Based Capital Required	$170,583	$135,677	25.7%	$173,634

Tangible Common Equity to Total Assets	4.82%	6.09%	-20.9%	4.64%

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed	$1,962,226	$1,848,596	6.10%	$1,927,409
Broker-Dealer Assets Gathered	1,281,168	1,143,668	12.0%	1,090,255

Total Assets Managed	3,243,394	2,992,264	8.4%	3,017,664
Assets owned	5,999,855	4,371,986	37.2%	5,857,189

Total financial assets managed and owned	$9,243,249	$7,364,250	25.5%	$8,874,853

Number of financial centers	24	25	-4.0%	24

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE: OFG)

	QUARTER ENDED				YEAR ENDED
(Dollars in thousands)	31-Dec-07	31-Dec-06%		30-Sep-07	31-Dec-07	31-Dec-06%
Loan Production and Purchases Summary:
Mortgage loans production	$35,154	$75,041	-53.2%	$25,461	$146,919	$277,311	-47.0%
Mortgage loans purchased	389	10,099	-96.1%	52,563	101,630	201,177	-49.5%

Total mortgage	35,543	85,140	-58.3%	78,024	248,549	478,488	-48.1%

Commercial	21,758	15,558	39.9%	6,454	48,745	58,095	-16.1%
Consumer	1,470	2,302	-36.1%	2,597	7,201	16,634	-56.7%

Total loan production and purchases	$58,771	$103,000	-42.9%	$87,075	$304,495	$553,217	-45.0%

CREDIT DATA
Net credit losses:
Mortgage	$740	$502	47.4%	$248	$2,014	$855	135.6%
Commercial	12	40	-70.0%	248	253	161	57.1%
Consumer	628	557	12.7%	495	2,138	1,985	7.7%

Total net credit losses	$1,380	$1,099	25.6%	$991	$4,405	$3,001	46.8%

Net credit losses to average loans outstanding	0.47%	0.36%	30.6%	0.32%	0.37%	0.28%	32.10%

	AS OF
	30-Sep-07	31-Dec-07	31-Dec-06%
Allowance for loan losses	$9,055	$10,161	$8,016	26.8%

Allowance coverage ratios:
Allowance for loan losses to total loans	0.75%	0.85%	0.66%	28.8%

Allowance for loan losses to non-performing loans	14.72%	15.37%	20.93%	-26.6%

Allowance for loan losses to non-residential non-performing loans	316.28%	314.39%	205.86%	52.7%

Non-performing assets summary:
Mortgage	$58,664	$62,878	$34,404	82.8%
Commercial, mainly real estate	2,257	2,414	3,167	-23.8%
Consumer	606	818	727	12.6%

Non-performing loans	61,527	66,110	38,298	72.6%
Foreclosed properties	4,349	4,207	4,864	-13.5%

Non-performing assets	$65,876	$70,317	$43,162	62.9%

Non-performing loans to total loans	5.10%	5.56%	3.14%	77.1%

Non-performing loans to total assets	1.05%	1.10%	0.88%	25.8%

Non-performing assets to total assets	1.12%	1.17%	0.99%	18.7%

Non-performing assets to total capital	19.27%	19.56%	12.83%	52.5%